Letter regarding unaudited financial information from the Independent Registered Public Accounting Firm

Zurich, August 9, 2011

Credit Suisse Group AG
Zurich, Switzerland

Re: Registration Statements Nos. 333-158199 and 333-174243

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated August 9, 2011 related to our review of interim financial information of Credit Suisse Group AG as of June 30, 2011 and 2010 and for the three and six-month periods ended June 30, 2011 and 2010.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG AG

Marc Ufer Simon Ryder
Licensed Audit Expert Licensed Audit Expert